Exhibit 99.4

Common Rules Applicable to Corporate Stock Subscription Options Plan decided by the Chief Executive Officer	Page 1 of 9	Effective on: October 1, 2009

This document is an unofficial English-language translation from the French-language “Règles communes applicables aux Plans Corporate d’Options de souscription d’actions ordinaries décidés par le Directeur Général” applied by Alcatel Lucent. This translation has been prepared for convenience purposes only. While this English-language version represents an acceptable translation of the plan, the stock options described herein are governed by the original French-language plan. In the event of any inconsistency between this translation and the original French-language text, the French-language text will govern. You may obtain a copy of the French-language text upon request.

The purpose of this plan is to define the terms and conditions applicable to the Stock Subscription Options Plan adopted by the Board of Directors of Alcatel Lucent.

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Common Rules Applicable to Corporate Stock Subscription Options Plan decided by the Chief Executive Officer	Page 2 of 9	Effective on: October 1, 2009

SUMMARY

1 - General Conditions		3 - 6

1.1.	Beneficiaries and companies concerned	3

1.2.	Beneficiaries’ rights	3

1.3.	Conditions for the exercise of the options	3 - 4

1.4.	Status of the options in case of termination	4 - 6

1.4.1. General principle		5

1.4.2. Exceptions		5

1.4.3. Other possible exceptions		5 - 6

1.4.4. Resignation		6

1.4.5. Transfer of the employment contract to a company outside Alcatel Lucent group		6

1.4.6. Exceptions in certain circumstances		6

2 - Additional information		7 - 9

2.1.	Share form and entitlement	7

2.2.	Upholding of the rights of beneficiaries of options - Adjustments to Option prices and to number of shares can thusly be obtained	7

2.3.	Suspension of the exercise of options	7

2.4.	Acknowledgement of the increase in share capital	7

2.5.	Consequence of options not exercised	7 - 8

2.6.	Rules concerning privileged information and insider trading	8

2.7.	Amendments	8

2.8.	Tax and social security contributions	8

2.9.	Governing law	9

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Common Rules Applicable to Corporate Stock Subscription Options Plan decided by the Chief Executive Officer	Page 3 of 9	Effective on: October 1, 2009

1. GENERAL CONDITIONS

1.1. Beneficiaries and Companies Concerned

The beneficiaries of the Options to be awarded must be related to Alcatel Lucent or to a company affiliated thereto pursuant to Article L. 225-180 of the French Commercial Code by an employment contract or relationship having come into force and in effect as of the date upon which the Options are granted.

The list of beneficiaries in the Plan as well as the number of options granted to each beneficiary is approved by the Chief Executive Officer by delegation given by the Board of Directors of Alcatel Lucent.

1.2. Beneficiaries’ Rights

Subject to the instance described under paragraph 1.4.2., the rights attached to the options will be definitively vested in the beneficiaries provided that they maintain their position as employees of Alcatel Lucent or of a company affiliated thereto pursuant to Article L. 233-16 of the French Commercial Code at the expiration date of each of the periods defined below.

Beneficiaries’ rights will vest in successive tranches and in accordance with a calendar covering a four-year period as from the granting of the rights:

•	At a level of 25 % of the total number of options after a period of one year as from the date of their granting by the board,

•

And at a level of 1/48th (i.e., 2,0833%) of the total number of options at the end of each month, calculated date-for-date, following the first anniversary of the date of their granting, it being understood that the number of vested rights will be equal to the difference between the cumulative number of rights vested at the end of the month under consideration (rounded down to the nearest whole unit) and the cumulative number of rights acquired at the end of the previous month (rounded down to the nearest whole unit).

Any breach or transfer outside the group of a beneficiary’s employment contract, leading to his or her departure from Alcatel Lucent or from a company affiliated thereto pursuant to Article L. 233-16 of the French Commercial Code, and in particular, any transfer of an employment contract to a company in which Alcatel Lucent holds, directly or indirectly, less than 20% of the voting rights in accordance with paragraph 4 of the said Article L. 233-16, prior to each new yearly or monthly expiration date, will lead to the beneficiary losing the right to benefit from the options relating to this tranche and to the following tranches, irrespective of the conditions of his departure, whether instigated by the employer or the employee, except in the event of the death of the beneficiary and of the instances described at paragraphs 1.4.3. and 1.4.5.

In certain instances of breach or transfer of employment contract listed below, non-vested rights may, via the effect of an exceptional acceleration, become vested in the beneficiaries of the options in the conditions described at paragraphs 1.4.3. and 1.4.5.

1.3. Conditions for the Exercise of the Options

a)	Exercise and unavailability Periods

A beneficiary may exercise his or her options at any time upon vesting of the options, during a period of eight years from the date of grant of the options, except in case of application of the rules described at paragraphs 1.4.3. and 1.4.5.

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Common Rules Applicable to Corporate Stock Subscription Options Plan decided by the Chief Executive Officer	Page 4 of 9	Effective on: October 1, 2009

However, beneficiaries who, when the options are granted, are employees of a company whose registered office is located within a country whose legislation imposes a period of unavailability, in particular to reduce labor or taxation costs for the company, may not exercise their options before the expiration of such period. Thus:

•

Employees who, when the options are granted, are employees of a company whose registered office is located in France (including any beneficiary on an international assignment outside of France pursuant to a contract of employment with a company located in France) may not exercise their options before the expiration of a period of unavailability set by Article 163 bis C of the French General Tax Code in effect on the date of grant of the options. Currently, the period of unavailability is four years from the date of grant of the options,

•

Employees who, when the options are granted, are employees of a company whose registered office is located in Israel (including any beneficiary on an international assignment outside of Israel pursuant to a contract of employment with a company located in Israel) may not exercise their options before the end of a period of unavailability of 2 years from the date of grant of the options.

b)	Subscription Price

The subscription price per share is equal to 2.90 euros.

The subscription price will be paid upon exercise of the option.

c)	Exercise Conditions

Options can only be exercised by their beneficiaries up to the level of the number of rights definitively vested pursuant to the calendar defined under paragraph 2 above or in the event of acceleration, as defined at paragraphs 1.4.3., 1.4.5. and 1.4.6.

Options will be exercised by sending a duly signed and dated subscription form by any means, addressed either to the company or to an agent appointed by the company, together with the payment corresponding to the amount to be paid for the shares subscribed for through the options. If the subscription form is sent electronically, it must be possible to accurately identify both the identity of the sender and the beneficiary’s wish to exercise his options.

In the event that options are granted successively to the same beneficiary, his rights and the conditions for the exercise of the option will be separate, according to the date at which the said options were granted and the conditions of the applicable plan. These rights and conditions will be governed by the respective plans under which they were granted.

Due to onerous formalities required by local exchange control authorities in case of simple exercise “cash exercise”, only a cashless exercise will be permitted in the following countries: Albania, Angola, Argentina, Azerbaijan, Bangladesh, Belarus, Cameroon, Chile, China, Colombia, Costa Rica, Iraq, Ivory Coast, Kazakhstan, Libya, Moldavia, Pakistan, Russian, Federation, Senegal, South Africa, Sri Lanka, Sudan, Tajikistan, Uzbekistan, Venezuela.

1.4. Status of the Options in Case of Breach or Transfer of Employment Contract

Cases in which breach of an employment contract leading to the departure of the beneficiary from Alcatel Lucent or from a company affiliated thereto pursuant to Article L. 233-16 of the French Commercial Code, or cases in which the transfer of the employment contract to a company which is not a member of the Alcatel Lucent group and in which Alcatel Lucent has, directly or indirectly, less than 20% of the voting rights, in the meaning of paragraph IV of the above mentioned Article L. 233-16, entailing the ending of the beneficiary’s direct or indirect attachment to Alcatel Lucent are listed below.

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Common Rules Applicable to Corporate Stock Subscription Options Plan decided by the Chief Executive Officer	Page 5 of 9	Effective on: October 1, 2009

1.4.1. General Principles

Except in the event of the acceleration of rights defined under paragraphs 1.4.3 and 1.4.5, rights to options definitively vested at the effective date of the end or transfer of the employment contract may be exercised immediately and within a reduced period of 60 days, as from the effective date of the end or transfer of the employment contract or, if applicable, as from the end of the period of unavailability, in so far as the exercise of the said options does not take place after the expiration date of the exercise period.

Options which have not definitively vested at the effective date of the end or transfer of the employment contract may not be exercised and become null and void as from the effective end of the employment contract.

1.4.2. Exceptions

1.4.2.1. Death

In the event of the death of the beneficiary, options granted by the board are maintained in full in favor of the beneficiary’s heirs, whether or not the rights have vested at the date of death.

The beneficiary’s heirs may exercise these options at any time during a 6 month period as from the date of death pursuant to Article L. 225-183 of the French Commercial Code. It is noted that after the expiry of the period for the exercise of options, the beneficiaries cannot exercise any options and they will become null and void.

1.4.2.2. Dismissal for serious misconduct (“faute grave”) or gross misconduct (“faute lourde”)

Employees dismissed for serious or gross misconduct (including the concepts defined as “faute grave” and “faute lourde” by French law, as well as their equivalent in other domestic laws) lose the possibility to exercise all options that have been granted to them by the board but not yet exercised, including those for which rights have already vested, in the following conditions:

•

The right to exercise their options is suspended from the moment that a letter informing the party concerned of the launch of dismissal proceedings for serious or gross misconduct is delivered to him, either by means of a registered delivery letter with acknowledgement of receipt or delivered into his own hands with confirmation of receipt,

•	The right to exercise their options is definitively lost once notification of dismissal for serious or gross misconduct has been made.

1.4.3. Other Possible Exceptions

In the event of breach of an employment contract for reasons other than dismissal for serious or gross misconduct (for example (but not limited to): negotiated agreement, individual or collective redundancy on economic grounds, or for personal reasons, permanent invalidity, retirement, etc.), the benefits of all or part of the non-vested rights at the effective date at which the employment contract ends may be maintained, by derogation from the principle fixed at paragraph 1.4.1.

In this case, the acquisition of rights over the non-vested part maintained to the benefit of the employee will be accelerated. The beneficiary may exercise options whose rights have been vested in acceleration upon the expiry of a period of 60 days, as from the effective end of the employment contract, and therefore will no longer be bound by the expiration dates fixed by the calendar featured in paragraph 1.2.

The beneficiary must exercise his rights before the end of a period of 12 months following the effective end of the employment contract or, if applicable, the end of the period of unavailability, in so far as the exercise of the said options does not take place after the expiry date of the exercise period.

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Common Rules Applicable to Corporate Stock Subscription Options Plan decided by the Chief Executive Officer	Page 6 of 9	Effective on: October 1, 2009

Notwithstanding the foregoing, if a beneficiary is a Belgian tax resident at the date of the grant of options and has chosen to have a taxation of the options at the time of the grant, the options can be exercised for a period of 5 years from the grant date of the options.

1.4.4. Resignation

In the event of resignation at the sole initiative of the beneficiary, no exemption can be made to the principle defined at paragraph 1.4.1.

1.4.5. Transfer of the Employment Contract to a Company Outside of the Alcatel Lucent Group

For employees whose employment contract is transferred to a company which is outside Alcatel Lucent group and in which Alcatel Lucent holds, directly or indirectly, less than 20% of the voting rights in the meaning of paragraph IV of Article L. 223-16 of the French Commercial Code, the acquisition of non-vested rights will be accelerated by derogation from the principle defined at paragraph 1.4.1. The beneficiary will be able to exercise options for which the vesting of rights has been accelerated at the end of the period of 60 days as from the effective date of the transfer of the employment contract, and therefore will no longer be bound by the expiration dates of the calendar featured in paragraph 1.2.

Options whose rights were vested prior to this transfer may be exercised immediately as from the effective date of transfer of the employment contract.

The beneficiary must exercise his rights within a period of 12 months following the effective date of transfer of the employment contract or, if applicable, following the end of the period of unavailability, however the exercise of the said options cannot take place after the expiry date of the exercise period.

If the voting rights held by Alcatel Lucent in a company where the beneficiary is an employee or officer fall below the threshold outlined in paragraph IV of Article L. 233-16 of the French Commercial Code, i.e. below at least 20% of the voting rights; the terms and conditions above will apply from the first day of the month following the acknowledged breach of the threshold, or, if applicable, following the publication on the “Autorité des Marchés Financiers” - AMF’s website of the declaration of the breach of the threshold, unless between those two dates, a new statement is published which states that Alcatel Lucent again holds at least 20% of the voting rights in the company.

1.4.6. Exceptions in Certain Circumstances

By way of exemption to the preceding terms and conditions, in the event of the merger by absorption of Alcatel Lucent by another company, of a public offer for the company’s shares or, in any case, the launch of proceedings aimed at withdrawing Alcatel Lucent from official trading on the Paris stock exchange, the board of directors is entitled to decide:

•

That the options will become definitively vested by their beneficiaries, in so far as they have not been deprived of the exercise of their rights by previous breach of their employment contract and they are not Alcatel Lucent directors or officers (on March 18, 2009 or on the date of its decision).

The vesting will therefore be effective as of the date of the resolution of the board of directors, or as of any other date determined on this occasion. The company must inform the beneficiary by any appropriate means.

•

That, once the options have been vested, the options may be exercised at any time as from vesting and up until their expiry, notwithstanding any potential periods of unavailability referred to above (paragraph 1.3.a). In the event of breach of the beneficiary’s employment contract, the terms and conditions of paragraph 1.4., above relating to cases where the options are vested, will apply.

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Common Rules Applicable to Corporate Stock Subscription Options Plan decided by the Chief Executive Officer	Page 7 of 9	Effective on: October 1, 2009

2. ADDITIONAL INFORMATION

2.1. Share Form and Entitlement

Each option gives the right to subscribe for one Alcatel Lucent share of a par value of EUR 2 each.

Shares received by the beneficiaries through the exercise of options will be issued in nominative or bearer form, at the choice of their owners, within the terms and conditions of the by-laws. They will be subject to all conditions imposed by law and by the company by-laws, and will be entitled to dividends and benefits as from the first day of the fiscal year during which they are subscribed.

2.2. Upholding of the Rights of Beneficiaries of Options - Adjustments to Option Prices and to the Number of Shares That Can Thusly Be Obtained

Pursuant to article L. 225-181 of the French Commercial Code, as amended by the Ordinance n° 2004-604 dated June 24, 2004, the upholding of the rights of beneficiaries of options will be preserved in the event of transactions concerning the company’s share capital by adjustments made to the option exercise price and the number of shares that can be subscribed for through the options in the conditions provided by Articles L. 228-99 and R. 225-137 to 225-143 of the French Commercial Code.

2.3. Suspension of the Exercise of Options

The Board of Directors reserves the right to suspend the right to exercise options during a period of no longer than three months, in the event of financial transactions requiring prior knowledge of the exact number of shares making up the share capital, or in the event of the completion of transactions entailing an adjustment. This will be the case notably in the event of an increase in share capital or an issuance of securities giving access to share capital, of the distribution of reserves in cash or in portfolio shares, of a merger or disposal, and of a reduction in share capital following losses. In this case, a letter will be sent to each beneficiary.

2.4. Acknowledgment of the Increase in Share Capital

The Board of Directors or the Chairman of the Board of Directors shall, each year, in the conditions and within the deadlines defined by the law in force, acknowledge the number and price of the shares issued during the previous fiscal year or period following the exercise of share options, and will make all corresponding amendments to the bylaws.

2.5. Consequence of Options Not Exercised

Options which have vested and are not exercised either:

•	Prior to notification of the decision of dismissal for cause,

•	Within a six month-period from the date of death of the beneficiary,

•

Within a 60 day-period, from the effective date of termination of employment or if a beneficiary is subject to an unavailability period, within a 60-day period from the end of such unavailability period, for any reason other than due to cause or death,

•

Within a 12 month-period, from the effective date of the termination of employment or if a beneficiary is subject to an unavailability period, within a 12 month-period from the end of such unavailability period, in case of the application of the rules defined at paragraphs 1.4.3 and 1.4.5.,

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Common Rules Applicable to Corporate Stock Subscription Options Plan decided by the Chief Executive Officer	Page 8 of 9	Effective on: October 1, 2009

•

Within a 5 year-period from the date of the grant of the options, in case of the application of the rules defined at paragraphs 1.4.3 and 1.4.5. for beneficiaries who are Belgian tax residents and have chosen to have a taxation of the options at the time of the grant,

•	Before the expiration date of the plan,

Or

Options which were unvested at the effective date of termination of employment and became vested 60 days after the effective date of termination of employment under the beneficiary of the rules defined at paragraphs 1.4.3. and 1.4.5. and are not exercised either:

•

Within a 12 month-period, from the effective date of termination of employment or if a beneficiary is subject to an unavailability period, within a 12 month-period from the end of such unavailability period,

•

Within a 5 year-period from the date of the grant of options, in case of the application of the rules defined at paragraphs 1.4.3 and 1.4.5. for beneficiaries who are Belgian tax residents and have chosen to have a taxation of the options at the time of the grant, are forfeited.

2.6. Rules Concerning Privileged Information and Insider Trading

Alcatel Lucent publishes its Insider Trading Policy.

The purpose of this Policy is to preserve the confidentiality of all material non-public information relating to the Group and its business partners, and to prevent trading in Alcatel Lucent securities or the securities of Alcatel Lucent partners by Alcatel Lucent directors, officers, certain employees and their family members while in possession of such information, when they are deemed “insiders” pursuant to Article L. 621-18-4 of the French Financial and Monetary Code.

This policy completed by the annual calendar of the transactions period are available on the Intranet site under Corporate Functions and Legal department sections.

2.7. Amendments

The Board of Directors of the company may at any time make amendments to the terms and conditions hereof that will allow the beneficiaries or the company or its affiliates to enjoy a favorable tax and social security regime in effect in any jurisdiction when the plan is in force, or avoid any unfavorable effects that new legal, tax, accounting, or social security provisions may have on the company or its financial statements. These amendments may take the form of sub-plan applicable only for certain beneficiaries only.

2.8. Taxes and social security contributions

The beneficiaries must conform to the terms and conditions imposed by the company, its affiliates, or any other person appointed by the company or its affiliate for the payment (including withholding taxes) of any social security contributions (including the employee social security contributions) or taxes in the country where the beneficiary resides or any other country in relation to the options (or shares subscribed by the exercise of options).

The beneficiaries, the company, and the affiliates will respect all filing obligations with the tax and social security authorities to which they may be subject.

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Common Rules Applicable to Corporate Stock Subscription Options Plan decided by the Chief Executive Officer	Page 9 of 9	Effective on: October 1, 2009

2.9. Governing law

The terms and conditions herein shall be construed and interpreted in accordance with French law.

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